As filed with the Securities and Exchange Commission on December 18, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FedEx Corporation

(Exact name of registrant as specified in its charter)

Delaware	62-1721435
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

942 South Shady Grove Road, Memphis, Tennessee	38120
(Address of Principal Executive Offices)	(ZIP Code)

FedEx Corporation 2019 Omnibus Stock Incentive Plan

(Full title of the plan)

Gina F. Adams

Executive Vice President, General Counsel and Secretary

FedEx Corporation

942 South Shady Grove Road

Memphis, Tennessee 38120

(901) 818-7500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Alana L. Griffin

Staff Vice President — Securities & Corporate Law and Assistant Secretary

FedEx Corporation

942 South Shady Grove Road

Memphis, Tennessee 38120

(901) 818-7500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement (“Registration Statement”) is being filed solely for the registration of (i) 2,100,000 additional shares of common stock, par value $0.10 per share (“Common Stock”), of FedEx Corporation (the “Company” or the “Registrant”) for issuance pursuant to awards granted under the FedEx Corporation 2019 Omnibus Stock Incentive Plan (as amended, the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction. Accordingly, pursuant to General Instruction E to Form S-8, the contents of the previous registration statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on September 30, 2019 (File No. 333-234010), and September 22, 2022 (File No. 333-267559), relating to securities of the same class as to which this Registration Statement relates are hereby incorporated by reference in this Registration Statement, except as revised in Part II of this registration statement.

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the provisions of Rule 428 under the Securities Act. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this registration statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements, and other information with the Commission. The following documents previously filed by the Company with the Commission are hereby incorporated by reference in this registration statement:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2025, filed on July 21, 2025;

(b) The Company’s Quarterly Reports on Form 10-Q for the quarters ended August 31, 2025 and November  30, 2025, filed on September  18, 2025, and December 18, 2025, respectively;

(c) The Company’s Current Reports on Form 8-K or Form 8-K/A filed on June  23, 2025, July  17, 2025, July  24, 2025, July  30, 2025, August  12, 2025, October  2, 2025, and November 6, 2025; and

(d) The description of the Company’s Common Stock contained in Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2025, filed on July 21, 2025, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 5. Interests of Named Experts and Counsel.

The legality of the shares of Common Stock registered hereunder will be passed upon by Alana L. Griffin, the Company’s Staff Vice President, Securities and Corporate Law, and Assistant Secretary. As of December 18, 2025, Ms. Griffin owned 658 shares of the Company’s Common Stock and held options to purchase 9,651 shares of the Company’s Common Stock. Of the options held by Ms. Griffin, 4,192 were exercisable as of December 18, 2025.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of the Company (filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended November 30, 2024, and incorporated herein by reference).

4.2	Amended and Restated Bylaws of the Company. (Filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K dated and filed March 11, 2024, and incorporated herein by reference.)

* 5.1	Opinion of Alana L. Griffin, Staff Vice President, Securities and Corporate Law, and Assistant Secretary of the Company.

*15.1	Letter of Ernst & Young LLP regarding unaudited interim financial information.

*23.1	Consent of Ernst & Young LLP.

*23.2	Consent of Alana L. Griffin (included in the opinion filed as Exhibit 5.1).

*24.1	Powers of Attorney (set forth on the signature page to this registration statement).

*99.1	FedEx Corporation 2019 Omnibus Stock Incentive Plan, as amended.

99.2	Form of Terms and Conditions of Stock Option Grant for U.S. Employees pursuant to FedEx Corporation 2019 Omnibus Stock Incentive Plan (Filed as Exhibit 99.2 to the Company’s Registration Statement No. 333-234010 on Form S-8, and incorporated herein by reference).

99.3	Form of Stock Option Agreement for Non-U.S. Participants pursuant to FedEx Corporation 2019 Omnibus Stock Incentive Plan (Filed as Exhibit 99.3 to the Company’s Registration Statement No. 333-234010 on Form S-8, and incorporated herein by reference).

99.4	Form of Stock Option Agreement for Non-Management Members of the Board of Directors pursuant to FedEx Corporation 2019 Omnibus Stock Incentive Plan (Filed as Exhibit 99.4 to the Company’s Registration Statement No. 333-234010 on Form S-8, and incorporated herein by reference).

99.5	Form of Restricted Stock Agreement for U.S. Participants pursuant to FedEx Corporation 2019 Omnibus Stock Incentive Plan (Filed as Exhibit 99.5 to the Company’s Registration Statement No. 333-234010 on Form S-8, and incorporated herein by reference).

99.6	Form of Restricted Stock Agreement for Non-U.S. Participants pursuant to FedEx Corporation 2019 Omnibus Stock Incentive Plan (Filed as Exhibit 99.6 to the Company’s Registration Statement No. 333-234010 on Form S-8, and incorporated herein by reference).

99.7	Form of Restricted Stock Unit Agreement for Non-Management Directors pursuant to FedEx Corporation 2019 Omnibus Stock Incentive Plan (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated September 21, 2023 and filed September 22, 2023, and incorporated herein by reference).

99.8	Form of Performance Stock Unit Agreement pursuant to FedEx Corporation 2019 Omnibus Stock Incentive Plan (Filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q dated December 18, 2025, and incorporated herein by reference).

*107	Filing Fee Table.

*	Filed herewith.

Item 9.	Undertakings.

a. The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on December 18, 2025.

FedEx Corporation

By:	/s/ Guy M. Erwin II
Guy M. Erwin II
Corporate Vice President and
Principal Accounting Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Gina F. Adams, John W. Dietrich, Guy M. Erwin II, and Alana L. Griffin, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with any and all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Rajesh Subramaniam	President and Chief Executive	December 18, 2025
Rajesh Subramaniam	Officer and Director
(Principal Executive Officer)

/s/ John W. Dietrich	Executive Vice President and	December 18, 2025
John W. Dietrich	Chief Financial Officer
(Principal Financial Officer)

/s/ Guy M. Erwin II	Corporate Vice President and	December 18, 2025
Guy M. Erwin II	Principal Accounting Officer
(Principal Accounting Officer)

/s/ R. Brad Martin	Executive Chairman and Chairman of	December 18, 2025
R. Brad Martin	the Board and Director

/s/ Silvia Davila	Director	December 18, 2025
Silvia Davila

/s/ Marvin R. Ellison	Director	December 18, 2025
Marvin R. Ellison

/s/ Stephen E. Gorman	Director	December 18, 2025
Stephen E. Gorman

/s/ Susan Patricia Griffith	Director	December 18, 2025
Susan Patricia Griffith

Signature	Capacity	Date

/s/ Amy B. Lane	Director	December 18, 2025
Amy B. Lane

/s/ Nancy A. Norton	Director	December 18, 2025
Nancy A. Norton

/s/ Frederick P. Perpall	Director	December 18, 2025
Frederick P. Perpall

/s/ Joshua Cooper Ramo	Director	December 18, 2025
Joshua Cooper Ramo

/s/ Susan C. Schwab	Director	December 18, 2025
Susan C. Schwab

/s/ Richard W. Smith	Director	December 18, 2025
Richard W. Smith

/s/ Paul S. Walsh	Director	December 18, 2025
Paul S. Walsh